EXHIBIT 99.1
Citizens Community Bancorp, Inc. Reports First Quarter 2024 Earnings of $0.39 Per Share;
Nonperforming Assets Decreased 31%; Criticized Assets Decreased 25%
EAU CLAIRE, WI, April 29, 2024 - Citizens Community Bancorp, Inc. (the “Company”) (Nasdaq: CZWI), the parent company of Citizens Community Federal N.A. (the “Bank” or “CCFBank”), today reported earnings of $4.1 million and earnings per diluted share of $0.39 for the first quarter ended March 31, 2024, compared to $3.7 million and $0.35 per diluted share for the fourth quarter ended December 31, 2023, and $3.7 million and $0.35 per diluted share for the first quarter ended March 31, 2023, respectively.
The Company’s first quarter 2024 operating results reflected the following changes from the fourth quarter of 2023: (1) an increase in net interest income largely due to interest income of $0.6 million principally from nonaccrual payoffs partially offset by a lower average balance of non-interest bearing commercial checking deposits and a modest increase in net liability costs; (2) a $0.15 million increase in negative provision for credit losses to $0.8 million in the first quarter, due to a decrease in the allowance for credit losses (“ACL”) on individually evaluated loans, net recoveries, and reductions in commitments to fund construction loans; (3) higher non-interest income due to $0.8 million from higher gains on the sale of loans, principally SBA loans; and (4) $0.6 million higher non-interest expense largely due to $0.4 million in higher compensation expense and higher professional fees of $0.2 million. During the first quarter, non-interest expense included establishment of a $0.4 million SBA recourse reserve. This first quarter expense approximated the write-down of a closed branch in the fourth quarter.
Book value per share was $16.61 at March 31, 2024, compared to $16.60 at December 31, 2023, and $15.70 at March 31, 2023. Tangible book value per share (non-GAAP)1 was $13.43 at March 31, 2024, compared to $13.42 at December 31, 2023, and an 8% increase from $12.48 at March 31, 2023. For the first quarter of 2024, tangible book value was positively influenced by net income and intangible amortization, partially offset by the payment of the annual cash dividend of $0.32 per share and a modest increase in the unrealized loss on the available for sale (“AFS”) securities portfolio, reflected in accumulated other comprehensive income (“AOCI”). The increase in the AOCI loss was largely due to an increase in the ten-year U.S. Treasury rate to 4.20% at March 31,2024 compared to 3.88% at December 31, 2023. Stockholders’ equity as a percent of total assets was 9.50% at March 31, 2024, compared to 9.36% at December 31, 2023. Tangible common equity (“TCE”) as a percent of tangible assets (non-GAAP)1 was 7.83% at March 31, 2024, compared to 7.71% at December 31, 2023, with the changes above impacted favorably by asset shrinkage.
“The quarter was highlighted by asset quality improvement, deposit growth and strong non-interest income from SBA loan sales. Nonperforming assets decreased 31% with criticized assets decreasing 25%. We realized net loan recoveries for the fourth consecutive quarter. The allowance for credit losses remains strong at 1.55% of total loans and we recorded a negative provision of $0.8 million due to improving credit quality. Deposits grew for the fourth quarter in a row reflecting our emphasis on new customer growth and customer retention. This steady deposit growth of 6% or $91 million since March 31, 2023, has reduced our use of wholesale funding. We see this trend continuing which will be supported by an expected one to three percent decrease in total loans during 2024,” stated Stephen Bianchi, Chairman, President, and Chief Executive Officer. He continued, “Our TCE ratio increased to 7.83%, and with future net income and 2024 asset shrinkage, will provide flexibility to consider share repurchases under the current buyback authorization.”

March 31, 2024, Highlights: (as of or for the 3-month period ended March 31, 2024, compared to December 31, 2023, and March 31, 2023.)

•Quarterly earnings were $4.1 million, or $0.39 per diluted share for the quarter ended March 31, 2024, an increase from the quarter ended December 31, 2023, earnings of $3.7 million or $0.35 per diluted share, and an increase from the quarter ended March 31, 2023, earnings of $3.7 million or $0.35 per diluted share.

•Net interest income increased $0.2 million to $11.9 million for the first quarter of 2024, from $11.7 million the previous quarter and decreased $0.9 million from the first quarter of 2023. The increase in net interest income from the fourth quarter of 2023 was due to interest income of $0.6 million recognized from nonaccrual payoffs, partially offset by a modest increase in net liability costs and a lower average balance of non-interest-bearing commercial checking deposits.

•The net interest margin without loan purchase accretion was 2.75% for the quarter ended March 31, 2024, compared to 2.67% for the previous quarter and 2.99% for the comparable quarter one year earlier. The first quarter 2024 net interest margin impact principally from nonaccrual payoffs, was $0.6 million, or approximately 13 basis points.

•In the first quarter ended March 31, 2024, a negative provision for credit losses of $0.80 million was recorded due to: (1) a decrease in the allowance for credit losses on individually evaluated loans of $0.5 million; 2) a reduction in the ACL on unfunded construction loan commitments; and 3) net loan recoveries. Provisions for credit losses totaled $0.05 million during the first quarter a year ago.

•Non-interest income increased $0.8 million due to higher gain on sale of loans compared to the fourth quarter and $1.0 million higher compared to the first quarter of 2023 due to higher gain on sales of loans and higher loan fees due to customer activity.

•Non-interest expenses increased $571 thousand to $10.8 million from $10.2 million for the previous quarter and increased $656 thousand from $10.1 million one year earlier. The increase in the current quarter was primarily related to compensation and related benefits and professional services.

•Gross loans decreased by $10.9 million during the first quarter ended March 31, 2024, to $1.45 billion from $1.46 billion at December 31, 2023. The decrease was largely due to criticized asset reductions, including a decrease in nonperforming assets of $4.8 million.

•Total deposits increased by $8.4 million during the first quarter ended March 31, 2024, to $1.53 billion from $1.52 billion at December 31, 2023. The increase in deposits reflects an increase in public and retail deposits offset by a decrease in brokered deposits. Total deposits increased despite seasonal commercial customer outflows in non-interest-bearing checking deposits.

•Federal Home Loan Bank advances were reduced $40.0 million to $39.5 million at March 31, 2024, from $79.5 million at December 31, 2023. The payoff of the advances was largely funded by deposit growth.

•The effective tax rate increased to 21.3% for the current quarter from 20.9% in the previous quarter and decreased from 25.5% one year earlier. The increase in the tax rate in the first quarter from the fourth quarter was primarily due to an increase in pre-tax income. The decrease in the tax rate from the first quarter of 2023 is due to the impact of the Wisconsin tax change approved in the third quarter of 2023.

•Nonperforming assets were $10.6 million at March 31, 2024, compared to $15.4 million at December 31, 2023. Nonperforming assets decreased primarily due to nonperforming loan payoffs of $5.4 million during the current quarter.

•Substandard loans decreased by $4.9 million to $14.7 million at March 31, 2024, compared to $19.6 million at December 31, 2023. The decrease was largely due to nonaccrual payoffs of $5.4 million in the current quarter.

•50 thousand shares of common stock were repurchased in the first quarter of 2024 at $11.95 per share.

•In March, we notified our customers that we would be closing our St. Peter, Minnesota branch in late June 2024, and account balances will be transferred to our nearest branch which is 13 miles away. The estimated branch closure cost to be recognized in the second quarter is less than $0.2 million.

•The efficiency ratio was 71% for the quarter ended March 31, 2024, compared to 72% for the quarter ended December 31, 2023. The efficiency ratio benefited from higher net revenue.
Balance Sheet and Asset Quality

Total assets decreased modestly by $32.1 million during the quarter to $1.82 billion at March 31, 2024.

Cash and cash equivalents decreased $8.5 million during the quarter to $28.6 million at March 31, 2024, largely due to a decrease in clearing balances of $10.89 million partially offset by an increase in interest-bearing deposits at the Federal Reserve Bank of $5.5 million.

Securities available for sale decreased $4.0 million during the quarter ended March 31, 2024, to $151.7 million from $155.7 million at December 31, 2023. The decrease was due to principal repayments of $3.1 million and a decrease in the market value of the portfolio of $0.9 million.

Securities held to maturity decreased $1.3 million to $89.9 million during the quarter ended March 31, 2024, from $91.2 million at December 31, 2023, due to principal repayments.

On-balance sheet liquidity, collateralized new borrowing capacity and uncommitted federal funds borrowing availability was 263% of uninsured and uncollateralized deposits at March 31, 2024, and 244% at December 31, 2023.

On-balance sheet liquidity, collateralized new borrowing capacity and uncommitted federal funds borrowing availability was $696.8 million at March 31, 2024, and $673.6 million at December 31, 2023.

Gross loans decreased by $10.9 million during the first quarter of 2024 largely due to a reduction in criticized assets. Multi-family loans increased by $7.4 million and commercial and industrial loans increased $6.8 million in the first quarter. Construction and land development loans decreased $17.4 million as completed construction project loans moved to their permanent loan category. This led to corresponding increases in commercial real estate portfolios, including multi-family. The reduction in criticized loans was primarily in commercial real estate loans, resulting in commercial real estate loans decreasing by $4.8 million during the first quarter.

The office loan portfolio totaled $39.5 million at quarter end and consists of 68 loans. There were no criticized loans in this portfolio and there have been no charge-offs in the trailing twelve months.

The allowance for credit losses on loans decreased by $0.5 million to $22.44 million at March 31, 2024, representing 1.55% of total loans receivable compared to 1.57% of total loans receivable at December 31, 2023. For the quarter ended March 31, 2024, the Bank recorded negative provision of $800 thousand which included a negative provision on ACL for unfunded commitments of $0.275 million and a negative provision of $0.525 million on ACL for loans.

Allowance for Credit Losses (“ACL”) - Loans Percentage
(in thousands, except ratios)

	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023
Loans, end of period	$1,450,159	$1,460,792	$1,447,529	$1,424,988
Allowance for credit losses - Loans	$22,436	$22,908	$22,973	$23,164
ACL - Loans as a percentage of loans, end of period	1.55%	1.57%	1.59%	1.63%

Allowance for Credit Losses - Unfunded Commitments:
(in thousands)

In addition to the ACL - Loans, the Company has established an ACL - Unfunded Commitments of $0.975 million at March 31, 2024, and $1.250 million at December 31, 2023, classified in other liabilities on the consolidated balance sheets.

	March 31, 2024 and Three Months Ended	December 31, 2023 and Three Months Ended	March 31, 2023 and Three Months Ended
ACL - Unfunded commitments - beginning of period	$1,250	$1,571	$—
Cumulative effect of ASU 2016-13 adoption	—	—	1,537
Additions (reductions) to ACL - Unfunded commitments via provision for credit losses charged to operations	(275)	(321)	(287)
ACL - Unfunded commitments - end of period	$975	$1,250	$1,250

Nonperforming assets decreased $4.8 million to $10.6 million, or 0.57% of total assets at March 31, 2024, compared to $15.4 million or 0.83% at December 31, 2023. The payoff of $5.4 million of nonaccrual loans in the current quarter was the primary reason for the reduction in nonperforming assets from December 31, 2023, partially offset by a slight increase in new nonaccrual loans.

	(in thousands)
	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023
Special mention loan balances	$13,737	$18,392	$20,043	$20,507	$6,636
Substandard loan balances	14,733	19,596	16,171	19,203	15,439
Criticized loans, end of period	$28,470	$37,988	$36,214	$39,710	$22,075

Special mention loans decreased $4.7 million from December 31, 2023, primarily due to the payoff of a $5.0 million special mention loan.

Substandard loans decreased by $4.9 million to $14.7 million at March 31, 2024, compared to $19.6 million at December 31, 2023. The decrease was largely due to the payoff of $5.4 million of nonaccrual loans in the current quarter.

Total deposits increased $8.4 million during the quarter ended March 31, 2024, to $1.53 billion. Seasonal public deposits grew $20.0 million while consumer deposits grew $12.4 million and commercial deposits decreased $9.7 million. Commercial deposits decreased due to seasonal outflow of non-interest-bearing deposits. Brokered deposits decreased $14.3 million due to brokered CD maturities not being replaced.

Deposit Portfolio Composition
(in thousands)

	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023
Consumer deposits	$827,290	$814,899	$794,970	$790,404	$786,614
Commercial deposits	414,088	423,762	429,358	401,079	391,534
Public deposits	202,175	182,172	163,734	175,869	194,683
Brokered deposits	83,936	98,259	85,173	97,330	63,962
Total deposits	$1,527,489	$1,519,092	$1,473,235	$1,464,682	$1,436,793
Deposit Composition
(in thousands)

	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023
Non-interest-bearing demand deposits	$248,537	$265,704	$275,790	$261,876	$247,735
Interest-bearing demand deposits	361,278	343,276	336,962	358,226	390,730
Savings accounts	177,595	176,548	183,702	206,380	214,537
Money market accounts	387,879	374,055	312,689	288,934	309,005
Certificate accounts	352,200	359,509	364,092	349,266	274,786
Total deposits	$1,527,489	1,519,092	$1,473,235	$1,464,682	$1,436,793

At March 31, 2024, the deposit portfolio composition was 54% consumer, 27% commercial, 13% public and 6% brokered deposits compared to 54% consumer, 28% commercial, 12% public and 6% brokered deposits at December 31, 2023.

Uninsured and uncollateralized deposits were $265.1 million, or 17% of total deposits, at March 31, 2024, and $275.8 million, or 18% of total deposits, at December 31, 2023. Uninsured deposits alone at March 31, 2024, were $429.1 million, or 28% of total deposits, and $427.5 million, or 28% of total deposits at December 31, 2023.

Federal Home Loan Bank advances decreased $40.0 million to $39.5 million at March 31, 2024, from $79.5 million one quarter earlier, as deposit growth more than funded loan growth, allowing advances to be repaid.

The Company repurchased 50,000 shares of the Company’s common stock in the first quarter of 2024. As of March 31, 2024, approximately 152 thousand shares remain available for repurchase under the current share repurchase authorization.

Review of Operations

Net interest income increased to $11.9 million for the current quarter ended March 31, 2024, from $11.7 million for the quarter ended December 31, 2023, and decreased from $12.8 million for the quarter ended March 31, 2023. The increase in net interest income in the first quarter of 2024 reflected recognition of $0.6 million in interest income principally from nonaccrual payoffs. Partially offsetting the increased interest income was an increase in deposit costs which reflected a larger balance of interest-bearing deposits and a lower balance of non-interest commercial checking deposits due to seasonal commercial spending.

Net interest income and net interest margin analysis:
(in thousands, except yields and rates)

	Three months ended
	March 31, 2024		December 31, 2023		September 30, 2023		June 30, 2023		March 31, 2023
	Net Interest Income	Net Interest Margin	Net Interest Income	Net Interest Margin	Net Interest Income	Net Interest Margin	Net Interest Income	Net Interest Margin	Net Interest Income	Net Interest Margin
As reported	$11,905	2.77%	$11,747	2.69%	$12,121	2.79%	$11,686	2.72%	$12,795	3.02%
Less accretion for PCD loans	(75)	(0.02)%	(37)	(0.01)%	(39)	(0.01)%	(39)	(0.01)%	(37)	(0.01)%
Less scheduled accretion interest	(33)	(0.01)%	(33)	(0.01)%	(77)	(0.02)%	(85)	(0.02)%	(84)	(0.02)%
Without loan purchase accretion	$11,797	2.74%	$11,677	2.67%	$12,005	2.76%	$11,562	2.69%	$12,674	2.99%

For the first quarter ended March 31, 2024, provision for credit losses was a negative $0.8 million compared to negative $0.7 million the previous quarter. The negative provision in the first quarter reflected (1) a decrease in specific reserves of $0.5 million; (2) a reduction in commitments to fund construction loans; and (3) net recoveries. The fourth quarter 2023 provision for credit losses was a negative $0.7 million primarily due to (1) net recoveries; (2) net reductions in ACL and ACL unfunded commitments due to reductions in outstanding construction commitments; and (3) improved forecasted general economic conditions, partially offset by increases in specific reserves. The provision was $0.05 million during the first quarter a year ago.

Non-interest income increased to $3.3 million in the quarter ended March 31, 2024, compared to $2.5 million in the quarter ended December 31, 2023, and increased from $2.3 million in the quarter ended March 31, 2023. The increase from the fourth quarter of 2023 was largely due to higher gains on sale of SBA loans.

Total non-interest expense increased $0.6 million in the first quarter of 2024 to $10.8 million, compared to $10.2 million for the quarter ended December 31, 2023, and increased from $10.1 million for the quarter ended March 31, 2023. The increase in the first quarter of 2024 compared to the fourth quarter of 2023 was primarily due to higher compensation costs from the fourth quarter, largely due to first quarter payroll taxes and benefits and higher professional costs. In the first quarter of 2024, the creation of an SBA recourse reserve of $0.4 million offset branch closure expenses of $0.4 million recorded in the fourth quarter of 2023. The increase in non-interest expense in the first quarter of 2024 compared to the first quarter of 2023 was $0.7 million, which was largely due to the creation of the first quarter 2024 SBA recourse reserve of $0.4 million and the impact of annual employee raises effective late in the first quarter of 2023.

Provision for income taxes increased to $1.1 million in the first quarter of 2024 from $1.0 million in the fourth quarter of 2023. The effective tax rate was 21.3% for the quarter ended March 31, 2024, 20.9% for the quarter ended December 31, 2023, and 25.5% for the quarter ended March 31, 2023.

These financial results are preliminary until Form 10-Q is filed in May 2024.

About the Company
Citizens Community Bancorp, Inc. (NASDAQ: “CZWI”) is the holding company of the Bank, a national bank based in Altoona, Wisconsin, currently serving customers primarily in Wisconsin and Minnesota through 23 branch locations. Its primary markets include the Chippewa Valley Region in Wisconsin, the Twin Cities and Mankato markets in Minnesota, and various rural communities around these areas. The Bank offers traditional community banking services to businesses, ag operators and consumers, including residential mortgage loans.

Cautionary Statement Regarding Forward-Looking Statements
Certain statements contained in this release are considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified using forward-looking words or phrases such as “anticipate,” “believe,” “could,” “expect,” “estimates,” “intend,” “may,” “on pace,” “preliminary,” “planned,” “potential,” “should,” “will,” “would” or the negative of those terms or other words of similar meaning. Such forward-looking statements in this release are inherently subject to many uncertainties arising in the operations and business environment of the Company and the Bank. These uncertainties include: conditions in the financial markets and economic conditions generally; the impact of inflation on our business and our customers; geopolitical tensions, including current or anticipated impact of military conflicts; higher lending risks associated with our commercial and agricultural banking activities; future pandemics (including new variants of COVID-19); cybersecurity risks; adverse impacts on the regional banking industry and the business environment in which it operates; interest rate risk; lending risk; changes in the fair value or ratings downgrades of our securities; the sufficiency of allowance for credit losses; competitive pressures among depository and other financial institutions; disintermediation risk; our ability to maintain our reputation; our ability to maintain or increase our market share; our ability to realize the benefits of net deferred tax assets; our inability to obtain needed liquidity; our ability to raise capital needed to fund growth or meet regulatory requirements; our ability to attract and retain key personnel; our ability to keep pace with technological change; prevalence of fraud and other financial crimes; the possibility that our internal controls and procedures could fail or be circumvented; our ability to successfully execute our acquisition growth strategy; risks posed by acquisitions and other expansion opportunities, including difficulties and delays in integrating the acquired business operations or fully realizing the cost savings and other benefits; restrictions on our ability to pay dividends; the potential volatility of our stock price; accounting standards for credit losses; legislative or regulatory changes or actions, or significant litigation, adversely affecting the Company or Bank; public company reporting obligations; changes in federal or state tax laws; and changes in accounting principles, policies or guidelines and their impact on financial performance. Stockholders, potential investors, and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. Such uncertainties and other risks that may affect the Company’s performance are discussed further in Part I, Item 1A, “Risk Factors,” in the Company’s Form 10-K, for the year ended December 31, 2023, filed with the Securities and Exchange Commission (“SEC”) on March 5, 2024 and the Company’s subsequent filings with the SEC. The Company undertakes no obligation to make any revisions to the forward-looking statements contained in this news release or to update them to reflect events or circumstances occurring after the date of this release.
1 Non-GAAP Financial Measures
This press release contains non-GAAP financial measures, such as net income as adjusted, net income as adjusted per share, tangible book value, tangible book value per share, tangible common equity as a percent of tangible assets and return on average tangible common equity, which management believes may be helpful in understanding the Company’s results of operations or financial position and comparing results over different periods.

Net income as adjusted and net income as adjusted per share are non-GAAP measures that eliminate the impact of certain expenses such as branch closure costs and related severance pay, accelerated depreciation expense and lease termination fees, and the gain on sale of branch deposits and fixed assets. Tangible book value, tangible book value per share, tangible common equity as a percent of tangible assets and return on average tangible common equity are non-GAAP measures that eliminate the impact of goodwill and intangible assets on our financial position. Management believes these measures are useful in assessing the strength of our financial position.

Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found in this press release. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other banks and financial institutions.

Contact: Steve Bianchi, CEO
(715)-836-9994

(CZWI-ER)

CITIZENS COMMUNITY BANCORP, INC.
Consolidated Balance Sheets
(in thousands, except shares and per share data)

	March 31, 2024 (unaudited)	December 31, 2023 (audited)	September 30, 2023 (unaudited)	March 31, 2023 (unaudited)
Assets
Cash and cash equivalents	$28,638	$37,138	$32,532	$65,050
Other interest bearing deposits	—	—	—	249
Securities available for sale “AFS”	151,672	155,743	153,414	173,423
Securities held to maturity “HTM”	89,942	91,229	92,336	95,301
Equity investments	3,281	3,284	2,433	2,151
Other investments	13,022	15,725	15,109	17,428
Loans receivable	1,450,159	1,460,792	1,447,529	1,420,955
Allowance for credit losses	(22,436)	(22,908)	(22,973)	(22,679)
Loans receivable, net	1,427,723	1,437,884	1,424,556	1,398,276
Loans held for sale	—	5,773	2,737	761
Mortgage servicing rights, net	3,774	3,865	3,944	4,120
Office properties and equipment, net	18,026	18,373	19,465	20,197
Accrued interest receivable	6,324	5,409	5,936	5,550
Intangible assets	1,515	1,694	1,873	2,245
Goodwill	31,498	31,498	31,498	31,498
Foreclosed and repossessed assets, net	1,845	1,795	1,046	1,113
Bank owned life insurance (“BOLI”)	25,836	25,647	25,467	25,118
Other assets	16,219	16,334	18,741	18,240
TOTAL ASSETS	$1,819,315	$1,851,391	$1,831,087	$1,860,720
Liabilities and Stockholders’ Equity
Liabilities:
Deposits	$1,527,489	$1,519,092	$1,473,235	$1,436,793
Federal Home Loan Bank (“FHLB”) advances	39,500	79,530	114,530	182,530
Other borrowings	67,523	67,465	67,407	67,300
Other liabilities	11,982	11,970	10,513	9,536
Total liabilities	1,646,494	1,678,057	1,665,685	1,696,159
Stockholders’ equity:
Common stock— $0.01 par value, authorized 30,000,000; 10,406,880, 10,440,591, 10,468,091 and 10,482,821 shares issued and outstanding, respectively	104	104	105	105
Additional paid-in capital	118,916	119,441	119,612	119,327
Retained earnings	71,831	71,117	67,424	61,720
Accumulated other comprehensive loss	(18,030)	(17,328)	(21,739)	(16,591)
Total stockholders’ equity	172,821	173,334	165,402	164,561
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,819,315	$1,851,391	$1,831,087	$1,860,720
        Note: Certain items previously reported were reclassified for consistency with the current presentation.

CITIZENS COMMUNITY BANCORP, INC.
Consolidated Statements of Operations
(in thousands, except per share data)

	Three Months Ended
	March 31, 2024 (unaudited)	December 31, 2023 (unaudited)	March 31, 2023 (unaudited)
Interest and dividend income:
Interest and fees on loans	$20,168	$19,408	$17,126
Interest on investments	2,511	2,618	2,547
Total interest and dividend income	22,679	22,026	19,673
Interest expense:
Interest on deposits	9,209	7,851	4,348
Interest on FHLB borrowed funds	512	1,371	1,493
Interest on other borrowed funds	1,053	1,057	1,037
Total interest expense	10,774	10,279	6,878
Net interest income before provision for credit losses	11,905	11,747	12,795
Provision for credit losses	(800)	(650)	50
Net interest income after provision for credit losses	12,705	12,397	12,745
Non-interest income:
Service charges on deposit accounts	471	485	485
Interchange income	541	581	551
Loan servicing income	582	539	569
Gain on sale of loans	1,020	191	298
Loan fees and service charges	230	124	80
Net gains on investment securities	167	277	56
Other	253	283	253
Total non-interest income	3,264	2,480	2,292
Non-interest expense:
Compensation and related benefits	5,483	5,139	5,338
Occupancy	1,367	1,314	1,423
Data processing	1,597	1,511	1,460
Amortization of intangible assets	179	179	204
Mortgage servicing rights expense, net	148	159	158
Advertising, marketing and public relations	164	262	136
FDIC premium assessment	205	204	201
Professional services	566	371	505
Losses (gains) on repossessed assets, net	—	—	(29)
Other	1,068	1,067	725
Total non-interest expense	10,777	10,206	10,121
Income before provision for income taxes	5,192	4,671	4,916
Provision for income taxes	1,104	978	1,254
Net income attributable to common stockholders	$4,088	$3,693	$3,662
Per share information:
Basic earnings	$0.39	$0.35	$0.35
Diluted earnings	$0.39	$0.35	$0.35
Cash dividends paid	$0.32	$—	$0.29
Book value per share at end of period	$16.61	$16.60	$15.70
Tangible book value per share at end of period (non-GAAP)	$13.43	$13.42	$12.48

Reconciliation of GAAP Net Income and Net Income as Adjusted (non-GAAP)
(in thousands, except per share data)

	Three Months Ended
	March 31, 2024	December 31, 2023	March 31, 2023

GAAP pretax income	$5,192	$4,671	$4,916
Branch closure costs (1)	—	380	—
Pretax income as adjusted (2)	$5,192	$5,051	$4,916
Provision for income tax on net income as adjusted (3)	1,104	1,058	1,254
Net income as adjusted (non-GAAP) (2)	$4,088	$3,993	$3,662
GAAP diluted earnings per share, net of tax	$0.39	$0.35	$0.35
Branch closure costs, net of tax	—	0.03	—
Diluted earnings per share, as adjusted, net of tax (non-GAAP)	$0.39	$0.38	$0.35

Average diluted shares outstanding	10,443,267	10,457,184	10,477,610

(1) Branch closure costs include severance pay recorded in compensation and benefits and accelerated depreciation expense included in other non-interest expense in the consolidated statement of operations.
(2) Pretax income as adjusted and net income as adjusted is a non-GAAP measure that management believes enhances the market’s ability to assess the underlying business performance and trends related to core business activities.
(3) Provision for income tax on net income as adjusted is calculated at our effective tax rate for each respective period presented.

Loan Composition
(in thousands)

	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023
Total Loans:
Commercial/Agricultural real estate:
Commercial real estate	$745,720	$750,531	$750,282	$732,435
Agricultural real estate	80,451	83,350	84,558	87,198
Multi-family real estate	235,450	228,095	219,193	208,211
Construction and land development	93,560	110,941	109,799	105,625
C&I/Agricultural operating:
Commercial and industrial	128,434	121,666	121,033	133,763
Agricultural operating	26,237	25,691	24,552	24,358
Residential mortgage:
Residential mortgage	129,665	129,021	125,939	119,724
Purchased HELOC loans	2,895	2,880	2,881	3,216
Consumer installment:
Originated indirect paper	5,851	6,535	7,175	8,189
Other consumer	5,750	6,187	6,440	6,487
Gross loans	$1,454,013	$1,464,897	$1,451,852	$1,429,206
Unearned net deferred fees and costs and loans in process	(2,757)	(2,900)	(3,048)	(2,827)
Unamortized discount on acquired loans	(1,097)	(1,205)	(1,275)	(1,391)
Total loans receivable	$1,450,159	$1,460,792	$1,447,529	$1,424,988

Nonperforming Assets
Loan Balances at Amortized Cost
(in thousands, except ratios)

	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023
Nonperforming assets:
Nonaccrual loans
Commercial real estate	$5,340	$10,359	$10,570	$11,359
Agricultural real estate	382	391	469	1,712
Construction and land development	—	54	94	94
Commercial and industrial (“C&I”)	440	—	—	4
Agricultural operating	1,106	1,180	1,373	1,436
Residential mortgage	1,127	1,167	923	1,029
Consumer installment	18	33	27	29
Total nonaccrual loans	$8,413	$13,184	$13,456	$15,663
Accruing loans past due 90 days or more	326	389	971	492
Total nonperforming loans (“NPLs”) at amortized cost	8,739	13,573	14,427	16,155
Foreclosed and repossessed assets, net	1,845	1,795	1,046	1,199
Total nonperforming assets (“NPAs”)	$10,584	$15,368	$15,473	$17,354
Loans, end of period	$1,450,159	$1,460,792	$1,447,529	$1,424,988
Total assets, end of period	$1,819,315	$1,851,391	$1,831,087	$1,829,837
Ratios:
NPLs to total loans	0.60%	0.93%	1.00%	1.13%
NPAs to total assets	0.58%	0.83%	0.85%	0.95%

Average Balances, Interest Yields and Rates
(in thousands, except yields and rates)

	Three Months Ended March 31, 2024			Three Months Ended December 31, 2023			Three Months Ended March 31, 2023
	Average Balance	Interest Income/ Expense	Average Yield/ Rate (1)	Average Balance	Interest Income/ Expense	Average Yield/ Rate (1)	Average Balance	Interest Income/ Expense	Average Yield/ Rate (1)
Average interest earning assets:
Cash and cash equivalents	$13,071	$191	5.88%	$16,699	$241	5.73%	$18,270	$140	3.11%
Loans receivable	1,456,586	20,168	5.57%	1,458,558	19,408	5.28%	1,412,409	17,126	4.92%
Interest bearing deposits	—	—	—%	—	—	—%	249	1	1.63%
Investment securities	243,991	2,060	3.40%	243,705	2,102	3.42%	270,174	2,175	3.22%
Other investments	13,350	260	7.83%	15,760	275	6.92%	16,663	231	5.62%
Total interest earning assets	$1,726,998	$22,679	5.28%	$1,734,722	$22,026	5.04%	$1,717,765	$19,673	4.64%
Average interest-bearing liabilities:
Savings accounts	$176,838	$421	0.96%	$175,281	$323	0.73%	$216,169	$382	0.72%
Demand deposits	353,995	2,017	2.29%	329,096	1,680	2.03%	391,635	1,432	1.48%
Money market accounts	377,475	2,920	3.11%	326,981	2,217	2.69%	301,710	1,096	1.47%
CD’s	360,177	3,851	4.30%	368,110	3,631	3.91%	255,567	1,438	2.28%
Total deposits	$1,268,485	$9,209	2.92%	$1,199,468	$7,851	2.60%	$1,165,081	$4,348	1.51%
FHLB advances and other borrowings	124,701	1,565	5.05%	191,575	2,428	5.03%	232,166	2,530	4.42%
Total interest-bearing liabilities	$1,393,186	$10,774	3.11%	$1,391,043	$10,279	2.93%	$1,397,247	$6,878	2.00%
Net interest income		$11,905			$11,747			$12,795
Interest rate spread			2.17%			2.11%			2.64%
Net interest margin			2.77%			2.69%			3.02%
Average interest earning assets to average interest-bearing liabilities			1.24			1.25			1.23

(1) Fully taxable equivalent (FTE). The average yield on tax exempt securities is computed on a tax equivalent basis using a tax rate of 21% for the quarters

(1) Fully taxable equivalent (FTE). The average yield on tax exempt securities is computed on a tax equivalent basis using a tax rate of 21% for the

Key Financial Metric Ratios:

	Three Months Ended
	March 31, 2024	December 31, 2023	March 31, 2023
Ratios based on net income:
Return on average assets (annualized)	0.90%	0.79%	0.81%
Return on average equity (annualized)	9.57%	8.72%	9.03%
Return on average tangible common equity[4] (annualized)	12.26%	11.29%	11.85%
Efficiency ratio	71%	72%	66%
Net interest margin with loan purchase accretion	2.77%	2.69%	3.02%
Net interest margin without loan purchase accretion	2.74%	2.67%	2.99%
Ratios based on net income as adjusted (non-GAAP)
Return on average assets as adjusted[2] (annualized)	0.90%	0.86%	0.81%
Return on average equity as adjusted[3] (annualized)	9.57%	9.43%	9.03%

Reconciliation of Return on Average Assets
(in thousands, except ratios)

	Three Months Ended
	March 31, 2024	December 31, 2023	March 31, 2023

GAAP earnings after income taxes	$4,088	$3,693	$3,662
Net income as adjusted after income taxes (non-GAAP) (1)	$4,088	$3,993	$3,662
Average assets	$1,834,152	$1,843,789	$1,823,748
Return on average assets (annualized)	0.90%	0.79%	0.81%
Return on average assets as adjusted (non-GAAP) (annualized)	0.90%	0.86%	0.81%
(1) See Reconciliation of GAAP Net Income and Net Income as Adjusted (non-GAAP)

Reconciliation of Return on Average Equity
(in thousands, except ratios)

	Three Months Ended
	March 31, 2024	December 31, 2023	March 31, 2023
GAAP earnings after income taxes	$4,088	$3,693	$3,662
Net income as adjusted after income taxes (non-GAAP) (1)	$4,088	$3,993	$3,662
Average equity	$171,794	$168,058	$164,426
Return on average equity (annualized)	9.57%	8.72%	9.03%
Return on average equity as adjusted (non-GAAP) (annualized)	9.57%	9.43%	9.03%
(1) See Reconciliation of GAAP Net Income and Net Income as Adjusted (non-GAAP)

Reconciliation of Efficiency Ratio
(in thousands, except ratios)

	Three Months Ended
	March 31, 2024	December 31, 2023	March 31, 2023
Non-interest expense (GAAP)	$10,777	$10,206	$10,121
Less amortization of intangibles	(179)	(179)	(204)
Efficiency ratio numerator (GAAP)	$10,598	$10,027	$9,917

Non-interest income	$3,264	$2,480	$2,292
(Gain) loss on investment securities	(167)	(277)	(56)
Net interest margin	11,905	11,747	12,795
Efficiency ratio denominator (GAAP)	$15,002	$13,950	$15,031
Efficiency ratio (GAAP)	71%	72%	66%

Reconciliation of tangible book value per share (non-GAAP)
(in thousands, except per share data)

Tangible book value per share at end of period	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023
Total stockholders’ equity	$172,821	$173,334	$165,402	$165,558
Less: Goodwill	(31,498)	(31,498)	(31,498)	(31,498)
Less: Intangible assets	(1,515)	(1,694)	(1,873)	(2,052)
Tangible common equity (non-GAAP)	$139,808	$140,142	$132,031	$132,008
Ending common shares outstanding	10,406,880	10,440,591	10,468,091	10,470,175
Book value per share	$16.61	$16.60	$15.80	$15.81
Tangible book value per share (non-GAAP)	$13.43	$13.42	$12.61	$12.61

Reconciliation of tangible common equity as a percent of tangible assets (non-GAAP)
(in thousands, except ratios)

Tangible common equity as a percent of tangible assets at end of period	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023
Total stockholders’ equity	$172,821	$173,334	$165,402	$165,558
Less: Goodwill	(31,498)	(31,498)	(31,498)	(31,498)
Less: Intangible assets	(1,515)	(1,694)	(1,873)	(2,052)
Tangible common equity (non-GAAP)	$139,808	$140,142	$132,031	$132,008
Total Assets	$1,819,315	$1,851,391	$1,831,087	$1,829,837
Less: Goodwill	(31,498)	(31,498)	(31,498)	(31,498)
Less: Intangible assets	(1,515)	(1,694)	(1,873)	(2,052)
Tangible Assets (non-GAAP)	$1,786,302	$1,818,199	$1,797,716	$1,796,287
Total stockholders’ equity to total assets ratio	9.50%	9.36%	9.03%	9.05%
Tangible common equity as a percent of tangible assets (non-GAAP)	7.83%	7.71%	7.34%	7.35%

Reconciliation of Return on Average Tangible Common Equity (non-GAAP)
(in thousands, except ratios)

	Three Months Ended
	March 31, 2024	December 31, 2023	March 31, 2023
Total stockholders’ equity	$172,821	$173,334	$164,561
Less: Goodwill	(31,498)	(31,498)	(31,498)
Less: Intangible assets	(1,515)	(1,694)	(2,245)
Tangible common equity (non-GAAP)	$139,808	$140,142	$130,818
Average tangible common equity (non-GAAP)	$138,692	$134,776	$130,582
GAAP earnings after income taxes	4,088	3,693	3,662
Amortization of intangible assets, net of tax	141	142	152
Tangible net income	$4,229	$3,835	$3,814
Return on average tangible common equity (annualized)	12.26%	11.29%	11.85%

1Net income as adjusted and net income as adjusted per share are non-GAAP financial measures that management believes enhances investors’ ability to better understand the underlying business performance and trends related to core business activities. For a detailed reconciliation of GAAP to non-GAAP results, see the accompanying financial table “Reconciliation of GAAP Net Income and Net Income as Adjusted (non-GAAP)”.
2Return on average assets as adjusted is a non-GAAP measure that management believes enhances investors’ ability to better understand the underlying business performance and trends relative to average assets. For a detailed reconciliation of GAAP to non-GAAP results, see the accompanying financial table “Reconciliation of Return on Average Assets as Adjusted (non-GAAP)”.
3Return on average equity as adjusted is a non-GAAP measure that management believes enhances investors’ ability to better understand the underlying business performance and trends relative to average equity. For a detailed reconciliation of GAAP to non-GAAP results, see the accompanying financial table “Reconciliation of Return on Average Equity as Adjusted (non-GAAP)”.
4Tangible book value, tangible book value per share, tangible common equity as a percent of tangible assets and return on tangible common equity are non-GAAP measures that management believes enhances investors’ ability to better understand the Company’s financial position. For a detailed reconciliation of GAAP to non-GAAP results, see the accompanying financial table “Reconciliation of tangible book value per share (non-GAAP)”, “Reconciliation of tangible common equity as a percent of tangible assets (non-GAAP)”, and “Reconciliation of return on average tangible common equity)”.